Exhibit 10.2

PMC-SIERRA, INC.

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is dated to be effective October 16, 2007 (the “Effective Date”) is made by and between PMC-Sierra, Inc. (hereinafter the “Company”), and Robert L. Bailey (hereinafter “Executive”) and is related to an actual or constructive termination of Executive following a change of control of the Company.

WHEREAS, Executive is currently a party to an Executive Employment Agreement with the Company dated September 27, 1999 (the “Prior Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Prior Agreement in order to bring the agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and to make certain other changes to the agreement that the Company deems advisable.

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, hereby agree as follows:

1. Termination Without Cause or Constructive Termination, With Change of Control. If Company terminates Executive’s employment without Cause, or takes actions which constitute Constructive Termination, and a Change of Control (or the signing of a binding agreement which could result in a Change of Control) is reasonably expected within the next 60 days or has occurred in the past two years, then, provided that Executive executes a release in a form substantially similar to Exhibit A (the “Release”) within 30 days following the Executive’s termination date, the following will occur:

(i) Within 30 days following the later of (i) the date the Release becomes effective and (ii) the date of the Executive’s Separation from Service (but in no event later than March 15 of the calendar year following the date of the Executive’s Separation from Service), Executive shall receive the following payments and benefits:

(A) his Base Salary through the date of termination,

(B) a lump-sum payment equal to two times Executive’s then-current Base Salary,

(C) a lump-sum payment equal to the total of all bonuses received by Executive during the calendar year ended on the December 31 immediately preceding Executive’s actual or Constructive Termination and

(D) all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination in accordance with established Company plans and policies.

The portion of any separation pay earned pursuant to Sections B and C above that does not exceed 2 times the lesser of (1) the sum of Executive’s annualized compensation for the taxable year preceding the taxable year of Executive’s Separation from Service and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a Separation from Service shall not be subject to the 6-month hold back described in Section 6 below, provided such separation pay is paid no later than the last day of Executive’s second taxable year following the taxable year in which the Separation from Service occurs.

(ii) If, within 10 days after the date of termination, Company and Executive agree to enter into a consulting agreement which requires Executive to (1) provide continuing services to the Company and (2) maintain the confidentiality of the Company’s trade secrets and not use the Company’s trade secrets other than for the Company’s benefit, then each option which Executive holds at the date of termination will continue to vest and be exercisable until 30 days after the option has fully vested.

(iii) Executive will be extensively involved in high-level decisions related to the competitive design, development, marketing, positioning and sale of the Company’s products and services. Executive acknowledges and agrees that such participation requires unlimited access to highly sensitive Proprietary Information (as defined in the Invention Assignment Agreement dated November 15, 1993), including confidential information and trade secrets related to the development of the Company’s business model, competitive strategies, product and/or services positioning, marketing, and other information that would be highly injurious if divulged to or used by a Competitor of the Company. Accordingly, until the later of one year after (a) the date Executive’s employment terminates or (b) termination of Executive’s consulting agreement with the Company (if applicable), Executive will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor or in any other capacity directly engage in work for, provide services or assistance to, or own a more than 25% voting interest in any Competitor of the Company, provided that, after consultation with Executive, the Company shall have determined that the proposed engagement conflicts with the interests of the Company.

(iv) Until the later of two years after the date Executive’s employment by the Company terminates or the termination of Executive’s consulting agreement with the Company (if applicable), Executive will not directly or indirectly induce, encourage, solicit, influence or attempt to influence any employee of the Company or its subsidiaries to cease providing services for the Company or its subsidiaries for any reason, or to interview or employ any such individual. However, Executive may interview or employ an individual if more than six months have elapsed since the individual terminated his or her services to the Company or its subsidiaries, and during the three months before and the six months after the individual terminates his or her services Executive did not communicate with the individual about employment by another entity with which Executive has any relationship.

(v) Executive’s agreements in Sections 1(iii) and 1(iv) are severable, and each will still be enforceable even if another is not enforceable. If a court determines that any provision of this section exceeds the maximum scope, time period or geographic area that the court deems enforceable, the scope, time period or geographic area shall be deemed the maximum that the court considers reasonable.

2. Accelerated Benefits After Change of Control. If on the first anniversary of a Change of Control Executive is employed by Company or its successor, then Executive will receive within 30 days after such anniversary date (but in no event later than March 15 of the calendar year following such anniversary date) the payment and benefits under Sections 1(i)(B) and 1(i)(C) as if Executive had been terminated without Cause on such date, whether or not Executive’s employment continues after such date. After payment of the lump sum payment under this Section 2, the Company will have fully satisfied its obligation to pay Executive severance benefits for the Change of Control for which payment was made regardless of any subsequent termination or Constructive Termination related to that Change of Control.

3. Exclusive Remedy. This Agreement specifies all of Executive’s compensation and benefits resulting from actual or Constructive termination in connection with a Change of Control. Executive shall not be entitled to any other compensation or benefits from the Company except to the extent provided under any written Company benefit plan, stock option agreement or indemnification agreement, or as may be required under applicable law.

4. Definitions.

(i) “Base Salary” means Executive’s then-current cash compensation paid on the Company’s standard salary payment schedule, less applicable withholding.

(ii) “Cause” means (a) gross dereliction of duties which continues after at least two notices, each 30 days apart, from the Chief Executive Officer (or in the case of the Chief Executive Officer, from a director designated by a majority of the board of directors), specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause, (b) willful and gross misconduct which injures the Company, (c) willful and material violation of laws applicable to the Company, or (d) embezzlement or theft of Company property.

(iii) “Change of Control” means the occurrence of any of the following events:

(A) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B) The closing of (a) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (b) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(C) The issuance of securities which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(D) A change in the board of directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

(iv) “Competitor” means a business anywhere in the world which derives ten percent (10%) or more of its revenues from developing, manufacturing, marketing or selling any products which directly compete with the products manufactured, marketed or sold by the Company or its subsidiaries as at the date Executive’s employment or consulting agreement (if applicable) terminates.

(v) “Constructive Termination” means Executive’s resignation within two (2) years following the occurrence of any of the following events without Executive’s approval: (a) a material reduction in Executive’s Base Salary, target bonus or benefits, (b) a material reduction in Executive’s authority, duties or responsibilities, or (c) the requirement that Executive relocate to a place of employment more than 100 miles from both the then current Company Corporate Headquarters (currently located in Santa Clara, CA) and the then current Company Operations Headquarters (currently located in Burnaby, British Columbia) (for example, a requirement that the Executive relocate his place of employment from Company Corporate Headquarters in Santa Clara, CA to Company Operations Headquarters in Burnaby, British Columbia (or vice versa) would not allow Executive to resign pursuant to a Constructive Termination, however, a requirement that Executive relocate to Santa Barbara, CA from Company Corporate Headquarters in Santa Clara CA would allow the Executive to resign pursuant to a Constructive Termination); provided however, Executive must provide written notice to the Company of the existence of a condition described in clause (a), (b) or (c) within ninety (90) days of the initial existence of the condition, and if within thirty (30) days of the Company’s receipt of such notice (or, if later, Executive’s actual termination of employment) the Company remedies such condition, a Constructive Termination will not be deemed to have occurred.

(vi) “Separation from Service” means the cessation of Executive’s status as an employee of the company and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services Executive rendered as an employee during the immediately preceding 36 months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

5. Golden Parachute Excise Tax. If the benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of

Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 1 shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Sections 1 or 2 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of his Separation from Service or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

7. Assignment. This Agreement shall bind and benefit (a) Executive’s heirs, executors and legal representatives upon Executive’s death to the extent the benefit is due and payable at the time of Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive has no other right to assign this Agreement and any such attempted assignment is void.

8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to Company at its principal office, attention: Chief Executive Officer, or to Executive at his last principal residence known to the Company, or at such other addresses as the parties may designate by written notice.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning payments to Executive in the event of a Change of Control and supersedes any and all prior change of control agreements between the Company and Executive, including the Prior Agreement, but does not supersede any other agreements between the Company and Executive, including but not limited to, the Invention Assignment Agreement dated November 15, 1993, the Indemnification Agreement effective as of February 26, 1999 and any restricted stock purchase agreement, restricted stock unit agreement, stock option agreement or other equity award agreement entered into pursuant to the Company’s stock plans, except as expressly provided herein. In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, the terms and conditions of this Agreement shall control.

11. Arbitration and Equitable Relief.

(i) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Clara, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(ii) The arbitrator shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(iii) The Company shall pay the costs and expenses of such arbitration. Each party shall separately pay its counsel fees and expenses.

(iv) Executive understands that nothing in this Agreement modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

13. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

15. Representations. Executive represents that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

PMC-SIERRA, INC.

/S/ JONATHAN J. JUDGE
Jonathan J. Judge
Director, Chairman of the Compensation Committee

EXECUTIVE:

/S/ ROBERT L. BAILEY
Robert L. Bailey

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

On behalf of myself, my heirs, executors, administrators and assigns, I hereby make the following agreements and acknowledgements in exchange for benefits to be received by me under my Amended and Restated Executive Employment Agreement (the “Agreement”):

1. I agree that I fully and forever release and discharge the Company and all of its parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, and past and present officers, directors, shareholders, employees, agents, partners, attorneys, benefit plans, insurers, and representatives, (hereinafter “Releasees”) from any and all claims of whatever nature, except as noted below, whether known or unknown, which exist or may exist on my behalf against Releasees as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, equitable claims, breach of fiduciary duty claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington State Law Against Discrimination and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, harassment, or retaliation. Notwithstanding any provisions and covenants in this paragraph, I am not waiving any claim I may have against Releasees to: (a) unemployment; (b) state disability and/or workers’ compensation insurance benefits; (c) my vested rights upon termination in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA and the terms of the Company’s benefit plans; and (d) any right to indemnification I may have under the Company’s Bylaws or under that certain Indemnification Agreement dated as of February 26, 1999 between the Company and me; and (e) any claim I may have against Releasees for liability for taxes on income earned by me arising from (A) any final determination by a competent authority that I have incorrectly or improperly reported and paid taxes due, or (B) any payment by Bailey in settlement of such tax liability (including, in each case, all reasonable costs and expenses incurred by me in connection with defending the assertion of such tax liability), provided that I have relied in good faith on the documentation provided by the Company in structuring the transaction or series of transactions that resulted in the income received, and that I have reported and paid my personal tax obligations in good faith reliance on the Company’s documentation.

2. I agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California or any other similar state statute, which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e, me] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor [i.e., the Company].

I understand and agree that this means that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers and releases of this General Release shall be and remain effective in all respects subject to the exceptions in Secion 1, notwithstanding such different or additional facts or the discovery of such fact.

3. I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by the Company.

4. I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

5. I agree that if I am receiving benefits under Section 2 of the Agreement and am not separating from the Company at this time and that if I subsequently receive other separation benefits under the Agreement because of a subsequent Change of Control or for a different event under a subsequent agreement, I will again be required to sign a general release.

6. I understand that I may have twenty-one (21) days after receipt of this General Release within which I may review and consider it, and should discuss it with an attorney of my own choosing, and decide whether or not to sign this General Release. I also understand that, for the period of seven (7) days after I sign this General Release, I may revoke it by delivering a written notification of my revocation, no later than the seventh day, to:

General Counsel

3975 Freedom Circle, #100

Santa Clara, CA 95054

fax: 408-239-8166

I further understand that the Effective Date of this General Release will be the eighth day after I have signed it, provided that I have delivered it to the Company and have not revoked it during the seven days after I signed it.

7. This General Release, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Delaware.

8. This General Release contains the entire agreement between the Company and me with respect to any matters referred to herein.

[AGREEMENT CONTINUED ON NEXT PAGE]

I HAVE READ THIS GENERAL RELEASE; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING IT AND I HAVE BEEN ENCOURAGED TO CONSULT WITH SUCH AN ATTORNEY; AND I SIGN IT VOLUNTARILY:

Signed: , 20 .	Employee’s Signature:

Robert L. Bailey (Printed):